Exhibit 99.1
Wuhan General Reports Third Quarter 2008 Financial Results

-  Quarterly Revenue Increases 11% to $34 Million -
-  9-month revenue and net income increase 50% and 18%, respectively -

Wuhan, China November 11, 2008 Wuhan General Group (China), Inc. (Nasdaq: WUHN), a leading manufacturer of industrial blowers and turbines, today announced consolidated financial results for the quarter ended September 30, 2008.

For the third quarter of 2008, total sales increased 11% to $34.0 million as compared to $30.5 million in the third quarter of 2007. This increase was attributable to continued strong demand in China for equipment related to power generation, and environmental protection. For the nine months ended September 30, 2008, sales increased 50% to $90.6 million compared to the same period in 2007.

Gross profit decreased 4% to $10.0 million in the third quarter of 2008 as compared to $10.5 million in the prior year period. Gross margin as a percentage of revenue was 29.5%, compared to 34.3% in the prior year period. For the nine months ended September 30, 2008, gross profit increased to $27.6 million, or 39% relative to the same period in 2007. Gross margin for the nine months ended September 30, 2008 was 30.5%, compared to 32.9% in the prior year period. The lower gross margin is primarily due to the increase in raw material costs as compared to the prior year period.

Operating expenses for the quarter increased 21% from $2.5 million in the third quarter of 2007 to $3.0 million in the third quarter of 2008. As a percentage of sales, operating expenses increased to 8.9% from 8.2% in the third quarter of 2007. For the nine months ended September 30, 2008, operating expenses increased to $9.4 million, or 72% relative to the prior year period. As a percentage of sales, operating expenses increased to 10.4% during the first nine months of 2008 as compared to 9.0% in the prior year period. This increase in operating expenses as a percentage of sales is primarily attributable to increased selling expenses, and research and development expenses. In addition, the expenses associated with being a U.S. public company also contributed to the increased operating expenses for the nine months ended September 30, 2008.

Operating income decreased 12.4% to $7.0 million for the three months ended September 30, 2008 from $8.0 million for the same period in 2007. As a percentage of sales, operating income was 20.6% for the three months ended September 30, 2008 compared to 26.1% for the same period in 2007. Operating income increased $3.9 million, or 27% to $18.3 million for the nine months ended September 30, 2008 from $14.4 million for the same period in 2007. As a percentage of sales, operating income was 20.2% for the nine months ended September 30, 2008 compared to 23.8% for the same period in 2007. The decrease of operating income as a percentage of revenue is attributable to the increase of operating expenses described above.

Net income decreased 29.4% to $4.6 million as compared to $6.6 million in the prior year period. Net margin decreased almost 800 basis points from 21.5% in the third quarter of 2007 to 13.6% in the third quarter of 2008. During the nine months ended September 30, 2008, net income increased $2.3 million, or 18.3%, to $14.9 million. Net margin for the first nine months of 2008 was 16.4% as compared to 20.9% during the prior year period. The reason for the decrease in net margin is due to the operating expense increases described above and one-time, non-cash charges related to capital markets activities.

During the third quarter of 2008 the Company recognized approximately $3.0 million in constructive preferred dividends, a non-cash charge related to the conversion of warrants into convertible preferred shares. This charge was primarily responsible for reducing earnings per diluted share to $0.03 from $0.14 in the prior year period, a decrease of 78.6%. For the first nine months of 2008, diluted earnings per share increased 10-fold, from $0.03 in the prior year period to $0.33 for the nine months ended September 30, 2008. This increase was partly due to the recognition of a $10.5 million non-cash constructive preferred dividend during the first nine months of 2007.

“The third quarter of 2008 was another positive period for Wuhan General,” commented Mr. Xu Jie, Chief Executive Officer of Wuhan General. “Revenue growth was strong and, although our gross margin declined due to rising raw material costs, we were still able to maintain a gross margin of nearly 30%. Looking ahead we continue to see strong demand for our products and are encouraged by the downward trend in raw material prices. Excluding one-time, non-cash charges related to capital markets activities, we expect to meet our 2008 goals of $119.7 million in revenue and $22 million in net income.”

About Wuhan General

Wuhan General (Nasdaq: WUHN) designs, manufactures, and distributes industrial blowers and turbines. Blowers are used in a variety of applications where large amounts of air have to be moved. Examples include electricity generation, air pollution control, and ventilation and aeration in subways and vehicular tunnels, mines, and sewage treatment facilities. The Company’s steam and water turbines are used for electricity generation in coal, oil, nuclear, and hydroelectric power plants. The Company is located in Wuhan, China, a major industrial city of 8 million people strategically located in the south-central part of China.

Certain statements in this press release, including statements regarding future demand for our products, future raw material costs and our future financial performance, may be forward-looking in nature or “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to vulnerability of our business to general economic downturn, operating in the People’s Republic of China (PRC) generally and the potential for changes in the laws of the PRC that affect our operations, our failure to meet or timely meet contractual performance standards and schedules and other factors that may cause actual results to be materially different from those described in such forward-looking statements. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Wuhan General’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting Wuhan General will be those anticipated by the Company. Wuhan General undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

FINANCIAL STATEMENTS
BALANCE SHEETS

	September 30,	December 31,
ASSETS	2008	2007
	(unaudited)	(audited)
Cash	10,059,533	992,965
Restricted Cash	11,576,749	9,108,866
Notes Receivable	-	1,865,491
Accounts Receivable	35,967,105	31,875,411
Other Receivable	5,436,765	1,977,646
Inventory	15,851,262	7,895,960
Advances to Suppliers	14,433,573	12,743,130
Advances to Employees	303,614	138,420
Prepaid Taxes	432,275	257,553
Real Property Available for Sale	1,100,232	993,861
Total Current Assets	95,161,107	67,849,304

Property, Plant & Equipment, net	20,328,248	20,401,546
Land Use Rights, net	1,921,279	1,830,476
Construction in Progress	18,352,763	9,897,484
Intangible Assets, net	375,546	381,281
Total Assets	$136,138,942	$100,360,092

LIABILITIES & STOCKHOLDERS' EQUITY

Liabilities

Bank Loans & Notes	33,484,407	28,132,664
Accounts Payable	6,951,291	4,747,298
Taxes Payable	804,786	1,043,383
Other Payable	2,199,873	3,137,575
Dividend Payable	-	898,875
Accrued Liabilities	3,844,884	2,003,800
Customer Deposits	2,468,636	5,034,464
Total Current Liabilities	49,753,877	44,998,059

Total Liabilities	49,753,877	44,998,059

	September 30,	December 31,
Stockholders' Equity	2008	2007
	(unaudited)	(audited)
Preferred Stock - $0.0001 Par Value 50,000,000 Shares Authorized; 6,934,943 and 10,287,554 Shares of Series A Convertible Preferred Stock Issued & Outstanding at September 30, 2008, and December 31, 2007, respectively	693	1,029
Additional Paid in Capital - Preferred Stock	9,078,232	13,466,990
Additional Paid in Capital - Warrants	3,670,266	6,572,334
Additional Paid in Capital - Beneficial Conversion Feature	7,079,491	10,501,982
Preferred Stock - $0.0001 Par Value 50,000,000 Shares Authorized; 5,066,524 and 0 Shares of Series B Convertible Preferred Stock Issued & Outstanding at September 30, 2008, and December 31, 2007, respectively	507	-
Additional Paid in Capital - Preferred Stock	11,411,545	-
Additional Paid in Capital - Warrants	1,847,042	-
Additional Paid in Capital - Beneficial Conversion Feature	3,027,542	-
Common Stock - $0.0001 Par Value 100,000,000 Shares Authorized; 24,044,312 and 19,712,446 Shares Issued & Outstanding at September 30, 2008, and December 31, 2007, respectively	2,404	1,971
Additional Paid in Capital	22,412,016	12,349,602
Statutory Reserve	2,608,270	633,771
Retained Earnings	17,640,837	8,483,648
Accumulated Other Comprehensive Income	7,606,221	3,350,706
Total Stockholders' Equity	86,385,065	55,362,033

Total Liabilities & Stockholders' Equity	$136,138,942	$100,360,092

	3 months	3 months	9 months	9 months
	ended	ended	ended	ended
INCOME STATEMENT	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Sales	$33,952,893	$30,523,074	$90,581,691	$60,342,774
Cost of Sales	23,934,676	20,039,259	62,932,130	40,511,207
Gross Profit	10,018,217	10,483,815	27,649,561	19,831,567

Operating Expenses
Selling Expenses	834,590	938,534	2,129,971	1,633,144
General & Administrative Expenses	2,112,731	1,480,755	6,602,031	3,299,901
Warranty Expense	89,958	91,059	647,175	514,520
Total Operating Expense	3,037,279	2,510,348	9,379,177	5,447,565

Operating Income	6,980,938	7,973,466	18,270,384	14,384,001

Other Income (Expenses)
Interest Income	288,177	94,798	636,626	108,923
Other Expenses	(1,375,291)	(1,144,227)	(1,492,718)	(1,145,270)
Interest Expense	(1,264,301)	(369,187)	(2,521,773)	(756,695)
Total Other Income (Loss) & Expense	(2,351,415)	(1,418,616)	(3,377,865)	(1,793,042)

Earnings before Tax	4,629,523	6,554,851	14,892,519	12,590,960

Income Tax	-	-	-	-

Net Income	$4,629,523	$6,554,851	$14,892,519	$12,590,960

Preferred Dividends Declared	215,829	299,625	733,289	773,279
Series A Constructive Preferred Dividend	-	-	-	10,501,982
Series B Constructive Preferred Dividend	3,027,542	-	3,027,542	-
Income Available to Common Shareholders	$1,386,152	$6,255,226	$11,131,688	$1,315,699

Earnings Per Share
Basic	$0.05	$0.32	$0.51	$0.07
Diluted	$0.03	$0.14	$0.33	$0.03

Weighted Average Shares Outstanding
Basic	25,930,537	19,712,446	21,907,429	19,712,446
Diluted	47,457,524	46,200,613	45,365,361	39,122,641

	3 months	3 months	9 months	9 months
	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Comprehensive Income
Net Income	$4,629,523	$6,554,851	$14,892,519	$12,590,960
Other Comprehensive Income
Foreign Currency Translation Adjustment	189,698	590,874	4,255,515	1,157,828
Total Comprehensive Income	$4,819,221	$7,145,725	$19,148,034	$13,748,788

For more information, please contact:

Mr. Haiming Liu, Chief Financial Officer
Wuhan General Group
Tel: +86-27-5970-0067

Dan Joseph
ICR, Inc.
Tel: +86-21-6122-1077

Bill Zima
ICR, Inc.
Tel: +1-203-682-8200